Atkore Inc. Announces Sale of HDPE Pipe & Conduit Business to Infra Pipes HARVEY, Ill.--(BUSINESS WIRE) -- Atkore Inc. (the “Company”) (NYSE: ATKR), a leading manufacturer of electrical products for commercial, industrial, data center, and solar applications, today announced the sale of its High-Density Polyethylene (“HDPE”) pipe and conduit business to Infra Pipes, a North American leader in polyethylene pipeline solutions. “The sale of the HDPE business is part of our ongoing strategic review process, and reflects our commitment to disciplined portfolio management,” commented Bill Waltz, Atkore President and CEO. “We also expect this transaction to be accretive to Atkore’s overall financial profile for certain key metrics such as Adjusted EBITDA margins and Return on Invested Capital. This transaction further enhances our focus on driving growth around key electrical product offerings, targeted customers and strategic markets.” Waltz continued, “Infra Pipes is a market leader and a strong fit for our HDPE business, and we look forward to building a strong relationship for the future as a minority owner in the new larger entity.” Under the terms of the agreement, Atkore will contribute its HDPE business and capitalize the combined business with approximately $28 million. Atkore will retain a 10% equity stake in the combined entity. Associated with this transaction, Atkore expects to achieve various tax benefits resulting from the sale. Citi served as exclusive financial advisor and Debevoise & Plimpton LLP served as legal advisors to Atkore on this transaction. About Atkore Inc. Atkore is a leading manufacturer of electrical products for commercial, industrial, data center, and solar applications. With 5,400 employees and $2.9B in sales in fiscal year 2025, we deliver sustainable solutions to meet the growing demands of electrification and digital transformation. To learn more, please visit www.atkore.com. Dissemination of Company Information Atkore intends to make future announcements regarding company developments and financial performance through its website, www.atkore.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls, media broadcasts, and webcasts.

Forward-Looking Statements This press release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this press release. A number of important factors, including, without limitation, the risks and uncertainties disclosed in the Company’s filings with the SEC including but not limited to the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof. Media Contact: Lisa Winter Vice President - Communications 708-225-2453 AtkoreCommunications@atkore.com Investor Contact: Matthew Kline Vice President - Treasury & Investor Relations 708-225-2116 Investors@atkore.com